Exhibit 99.1
Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for Second Quarter 2024

In the second quarter, we produced approximately 411,000 vehicles and delivered approximately 444,000 vehicles. We deployed 9.4 GWh of energy storage products in Q2, the highest quarterly deployment yet.

	Production	Deliveries	Subject to operating lease accounting
Model 3/Y	386,576	422,405	2%
Other Models	24,255	21,551	1%
Total	410,831	443,956	2%

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Tesla will post its financial results for the second quarter of 2024 after market close on Tuesday, July 23, 2024. At that time, Tesla will issue a brief advisory containing a link to the Q2 2024 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.
What: Date of Tesla Q2 2024 Financial Results and Q&A Webcast
When: Tuesday, July 23, 2024
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q2 2024 Update: https://ir.tesla.com
Webcast: https://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit https://ir.tesla.com.

Investor Relations Contact:
ir@tesla.com
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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q2 earnings. Tesla vehicle deliveries and storage deployments represent only two measures of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including average selling price, cost of sales, foreign exchange movements and others as to be disclosed in the 10-Q for the quarter ended on June 30, 2024.